UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2004

Clarion Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-24690	91-1407411
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

38 West Fulton, Suite 400	49503
Grand Rapids, Michigan	(Zip Code)
(Address of Principal Executive Offices)

616-233-6680
(Registrant's Telephone Number, Including Area Code)

Item 7.	Financial Statements and Exhibits.

Exhibit

99	Press release dated August 11, 2004.

Item 12.	Results of Operations and Financial Condition.

On August 11, 2004, the Company issued a press release announcing results for the second fiscal quarter. A copy of the press release is attached as Exhibit 99.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Scurities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 12, 2004	CLARION TECHNOLOGIES, INC.

	By:	/s/ Edmund Walsh

Edmund Walsh
Chief Financial Officer

EXHIBIT 99.1

CLARION TECHNOLOGIES, INC.

NEWS RELEASE
CONTACT: MARY ASADORIAN
(616) 233-6680

CLARION TECHNOLOGIES REPORTS SECOND QUARTER 2004 RESULTS

Grand Rapids, MI (August 11, 2004) - Clarion Technologies, Inc. (OTCBB: CLAR.OB) today announced financial results for the quarterly period ended June 26, 2004.

Clarion's 2004 sales for the second quarter were $28.1 million versus $25.5 million in the second quarter of 2003. Sales for the first six months of 2004 were $57.7 million versus $47.7 million for the same period of 2003. The 22% increase in revenue was driven primarily by sales of new products with existing customers. Net income for the first six months of 2004 was $1.3 million versus $1.36 million for the same period of 2003. Net loss attributable to the common shareholder for the first six months of 2004 was ($3.20) million versus ($2.63) million for the same period of 2003. The increase in net loss attributable to common shareholder was primarily driven by the increase in accrued dividends.

Clarion Technologies' President, Bill Beckman, commented, "We are pleased with the growth in sales over the last year. We have many new projects ready to launch within the next few months that will continue to increase our revenue."

Clarion Technologies, Inc. operates four manufacturing facilities in Michigan, one in South Carolina, and two in Iowa with approximately 170 injection molding machines ranging in size from 55 to 1500 tons of clamping force. The Company's headquarters are located in Grand Rapids, Michigan. Further information about Clarion Technologies can be obtained on the web at www.clariontechnologies.com or by contacting Mary Asadorian at (616) 233-6680.

With the exception of historical factual information, the statements made in this press release include forward-looking statements. These statements are based upon current expectations and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements. These assumptions, risks and uncertainties include, but are not limited to, those discussed or indicated in the Company's Annual Report on Form 10-K for the year ended December 27, 2003, and in all documents filed by the Company with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CLARION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Second Quarter Ended		Six Months Ended

	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003

Net sales	$28,127	$25,483	$57,721	$47,664
Cost of sales	24,718	21,905	50,567	40,887

Gross profit	3,409	3,578	7,154	6,777

Operating expenses:
Selling, general and administrative
expenses	1,878	1,859	3,693	3,668
Restructuring and impairment credits	(117)	-	(117)	(207)

	1,761	1,859	3,576	3,461

Operating income	1,648	1,719	3,578	3,316

Interest expense	(1,120)	(982)	(2,240)	(1,982)
Other income (expense), net	(34)	17	(33)	22

Income before income taxes	494	754	1,305	1,356

Provision for income taxes	-	-	-	-

Net income	$494	$754	$1,305	$1,356

Net loss attributable to common
shareholders	$(1,509)	$(1,265)	$(3,203)	$(2,633)

Average shares outstanding (basic and
diluted)	45,209	44,375	45,155	44,325

Loss per share attributable to common
shareholders (basic and diluted)	$(.03)	$(.03)	$(.07)	$(.06)